August 2011 Filed pursuant to Rule 433 dated July 27, 2011 relating to Preliminary Pricing Supplement No. 896 dated July 27, 2011 to Registration Statement No. 333-156423
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Contingent Annual Interest Notes due August 31, 2016 Based on the Performance of a Basket of Twenty Stocks
Unlike ordinary debt securities, the notes will pay a contingent interest rate annually dependent upon the weighted average performance of 20 common stocks.  On any valuation date, the stock performance of each of the common stock will equal (i) if the then current stock price of such common stock has remained the same or appreciated from the pricing date to such valuation date, a positive fixed stock return of 11% to 13% (to be determined on the pricing date) or (ii) if the then current stock price of such common stock has declined from the pricing date to such valuation date, a negative return of up to -20%, reflecting the percentage decrease in the share price of the basket stock, subject to the stock return floor of -20%.  Consequently, the notes will pay an annual contingent interest payment on any interest payment date only if there are a sufficient number of common stocks with a positive fixed stock return to more than offset the negative returns of any of the common stocks that have declined in value since the pricing date.  The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note
Pricing date:	August 26, 2011
Original issue date:	August 31, 2011 (3 business days after the pricing date)
Maturity date:	August 31, 2016
Basket Stocks:
Abbott Laboratories; Altria Group, Inc.; Bristol-Myers Squibb Company; Consolidated Edison, Inc.; Duke Energy Corporation; FirstEnergy Corp.; Frontier Communications Corporation; Johnson & Johnson; Kraft Foods Inc.; Lockheed Martin Corporation; McDonald’s Corporation; Merck & Co., Inc.; Pepco Holdings, Inc.; Pfizer Inc.; Pitney Bowes Inc.; PPL Corporation; Sysco Corporation; TECO Energy, Inc.; Verizon Communications Inc. and Windstream Corporation. For further information on each of the basket stocks, please see the sections of this document entitled “Basket Stock Overview” and “Basket Stocks, Public Information and Historical Information”.

Payment at maturity:	The payment due per note at maturity will be the stated principal amount and the applicable contingent interest payment relating to the final valuation date, if any.
Contingent interest payment:	On each interest payment date, we will pay with respect to each note a contingent interest payment, if any, equal to $1,000 times the contingent interest rate.
Contingent interest rate:	The sum of the products of (i) 5% and (ii) the stock performance of each basket stock on the applicable valuation date; provided that, the contingent interest rate will not be less than 0%.
Stock performance:
The stock performance for each basket stock, with respect to each valuation date, will be calculated as follows:
•      if the current stock price is greater than or equal to the initial stock price, a percentage equal to 11% to 13% (to be determined on the pricing date) (the “fixed stock return”).
•      if the current stock price is less than the initial stock price, a percentage equal to the greater of (A) the stock return and (B) -20% (the “stock return floor”)

Stock return:	(current stock price – initial stock price) / initial stock price
Listing:	The notes will not be listed on any securities exchange.
CUSIP / ISIN:	617482WU4 / US617482WU48
Issuer rating:*
S&P: A (negative outlook)
The rating has been assigned to the issuer and is not an individual note rating. The rating reflects the rating agency's view of the likelihood that we will honor our obligation to pay the principal amount at maturity and the interest, if any, payable under the terms of the notes and does not address whether any interest will be payable on the notes or the price at which the notes may be resold prior to maturity, which may be substantially less than the issue price of the notes. The rating assigned by the rating agency reflects only the view of the rating agency, is not a recommendation to buy, sell or hold the notes and is subject to revision or withdrawal at any time by the rating agency in its sole discretion. Any rating should be evaluated independently of any other rating.  We may apply to have the notes individually rated or the rating agency may independently decide to issue a rating.  In either case, we can give you no assurance that such a rating will be the same as the issuer ratings listed above.

Agent:	Morgan Stanley & Co. LLC, a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Terms Continued:	Please see page 2 of this document for further summary terms for the notes.
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per Note	$1,000	$	$
Total	$	$	$
(1)	The price to public for investors purchasing the notes in fee-based advisory accounts will be $970 per note.
(2)
Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $      for each note they sell; provided that dealers selling to investors purchasing the notes in fee-based advisory accounts will receive a sales commission of $       per note.  See “Description of Notes––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 896 dated July 27, 2011
Prospectus Supplement dated December 23, 2008                       Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Contingent Annual Interest Notes due August 31, 2016 Based on the Performance of a Basket of Twenty Stocks

SUMMARY TERMS	CONTINUED FROM COVER PAGE
Initial stock price:	For each basket stock, the closing price for such basket stock on the pricing date.
Current stock price:	For each basket stock, the closing price for such basket stock on the applicable valuation date times the adjustment factor for such basket stock on such date.
Adjustment factor:	With respect to each basket stock, 1.0 subject to adjustment in the event of certain corporate events affecting such basket stock.
Valuation dates:
August 28, 2012, August 28, 2013, August 27, 2014, August 26, 2015 and August 26, 2016, each such date scheduled to occur three business days prior to the related interest payment date.  We also refer to August 26, 2016 as the final valuation date.  Each valuation date is subject to postponement due to non-trading days and certain market disruption events.

Interest payment dates:
August 31, 2012, August 31, 2013, August 31, 2014, August 31, 2015 and the maturity date; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

August 2011	Page 2

Contingent Annual Interest Notes due August 31, 2016 Based on the Performance of a Basket of Twenty Stocks

Investment Overview

The Contingent Annual Interest Notes due August 31, 2016 Based on the Performance of a Basket of Twenty Stocks (the “notes”) provide investors with an opportunity to gain exposure to the weighted average performance of 20 common stocks through contingent interest payments, if any, as described below, with no downside risk to their initial investment if the notes are held to maturity, subject to the credit risk of the issuer.

The notes will pay a contingent interest rate dependent upon the weighted average performance of 20 common stocks.  On any valuation date, the stock performance of each of the common stock will equal (i) if the then current stock price of such common stock has remained the same or appreciated from the pricing date to such valuation date, a positive fixed stock return of 11% to 13% or (ii) if the then current stock price of such common stock has declined from the pricing date to such valuation date, a negative return of up to -20%, reflecting the percentage decrease in the share price of the common stock, subject to the stock return floor of -20%.  Consequently, the notes will pay an annual contingent interest payment on any interest payment date only if there are a sufficient number of common stocks with a positive fixed stock return to more than offset the negative returns of any of the common stocks that have declined in value since the pricing date. The contingent interest rate will not be less than 0% or greater than the fixed stock return of 11% to 13% (to be determined on the pricing date).  The contingent interest rate will only be equal to the fixed stock return if none of the basket stocks have a negative return, as determined on the applicable valuation date.

Even if the contingent interest rate is positive on some annual interest payment dates, it may equal zero on others.  It is possible that the sum of the negative returns could outweigh the positive fixed stock returns, if any, for extended periods of time or even throughout the term of the notes so that you will receive no contingent annual interest payment.

At maturity the notes will pay the stated principal amount plus the applicable contingent interest payment relating to the final valuation date, if any.

Maturity:	5 years
Contingent Interest Payment:	Annual, contingent interest rate dependent upon the weighted average stock performance of the 20 basket stocks.
Payment at maturity:	$1,000 plus any contingent interest payment payable on the maturity date.

Basket Stock Overview

Basket:	Issuer of Basket Stock	Ticker Symbol	Exchange	Basket Stock Weighting
	Abbott Laboratories	ABT	NYSE	5%
	Altria Group, Inc.	MO	NYSE	5%
	Bristol-Myers Squibb Company	BMY	NYSE	5%
	Consolidated Edison, Inc.,	ED	NYSE	5%
	Duke Energy Corporation	DUK	NYSE	5%
	FirstEnergy Corp.	FE	NYSE	5%
	Frontier Communications Corporation	FTR	NYSE	5%
	Johnson & Johnson	JNJ	NYSE	5%
	Kraft Foods Inc.	KFT	NYSE	5%
	Lockheed Martin Corporation	LMT	NYSE	5%
	McDonald’s Corporation	MCD	NYSE	5%
	Merck & Co., Inc.	MRK	NYSE	5%
	Pepco Holdings, Inc.	POM	NYSE	5%
	Pfizer Inc.	PFE	NYSE	5%
	Pitney Bowes Inc.	PBI	NYSE	5%
	PPL Corporation	PPL	NYSE	5%
	Sysco Corporation	SYY	NYSE	5%
	TECO Energy, Inc.	TE	NYSE	5%
	Verizon Communications Inc.	VZ	NYSE	5%
	Windstream Corporation	WIN	NYSE	5%

For further information on each of the basket stocks, including the historical closing prices for each of the basket stocks for each calendar quarter in the period from January 1, 2008 through July 22, 2011, please see the section of this document entitled “Basket Stocks, Public Information and Historical Information”.  The historical performance of the twenty basket stocks cannot be taken as an indication of future performance of the basket stocks.  You cannot predict the future performance of any basket stock, or whether increases in the value of any of the basket stocks will be offset by decreases in the value of other basket stocks, based on the historical information included in this document.

August 2011	Page 3

Contingent Annual Interest Notes due August 31, 2016 Based on the Performance of a Basket of Twenty Stocks

Key Investment Rationale

The notes will pay a contingent interest rate dependent upon the weighted average performance of the basket stocks.  The stock performance of each basket stock will equal (i) if the then current stock price of such basket stock has remained the same or appreciated from the pricing date to the applicable valuation date, a fixed return of 11% to 13% or (ii) if the then current stock price of such basket stock has declined from the pricing date to such valuation date, a negative return, reflecting the percentage decrease in the share price of the basket stock, subject to the stock return floor of -20%.

The notes are designed for investors who are willing to forgo regular payments of interest and accept the risk of no annual interest payments on the notes for an opportunity to earn interest at a potentially above market rate if there are a sufficient number of basket stocks with a positive fixed stock return to more than offset the negative returns of any of the basket stocks.  The contingent interest rate will not be less than 0% or greater than the fixed stock return of 11% to 13%.  The contingent interest rate will only be equal to the fixed stock return if none of the basket stocks have a negative return, as determined on the applicable valuation date.

Summary of Selected Key Risks (see page 11)

▪	The notes may not provide any interest payments.

▪	The contingent interest payment is based only on the value of the basket stocks on the annual valuation date.

▪	The interest payment is capped and thus the return on the notes is limited.

▪	The market price of the notes may be influenced by many unpredictable factors, including the value and volatility of each basket stock and the level of market interest rates.

▪	The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.

▪	The notes will not be listed on any securities exchange and secondary trading may be limited.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.

August 2011	Page 4

Contingent Annual Interest Notes due August 31, 2016 Based on the Performance of a Basket of Twenty Stocks

How the Notes Work

The following scenarios illustrate hypothetical contingent interest rates for an interest payment date for a basket of 20 hypothetical basket stocks, each with a hypothetical initial stock price of $100 and a hypothetical current stock price as set forth in the table for each example.  The following examples assume a fixed stock return of 12% (the midpoint of the range of 11% to 13% as set forth on the front cover) and reflect the stock return floor of -20%.  The actual fixed stock return will be determined on the pricing date.  The hypothetical contingent interest rates presented are for illustrative purposes only.  The actual contingent interest rate, if any, applicable to a purchaser of the notes will be determined on each valuation date based on the weighted average stock performance of the basket stocks on such date, calculated as described herein.  Any payment on the notes is subject to the credit risk of Morgan Stanley. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

Table 1: Positive contingent interest payment
Basket Stock	Current Stock Price	Stock Return	Stock Performance	Stock Performance x Stock Weighting
Stock 1	$95.00	-5.00%	-5.00%	-0.25%
Stock 2	$101.20	1.20%	12.00%	0.60%
Stock 3	$103.20	3.20%	12.00%	0.60%
Stock 4	$98.20	-1.80%	-1.80%	-0.09%
Stock 5	$100.50	0.50%	12.00%	0.60%
Stock 6	$102.20	2.20%	12.00%	0.60%
Stock 7	$95.80	-4.20%	-4.20%	-0.21%
Stock 8	$103.20	3.20%	12.00%	0.60%
Stock 9	$98.00	-2.00%	-2.00%	-0.10%
Stock 10	$104.20	4.20%	12.00%	0.60%
Stock 11	$96.80	-3.20%	-3.20%	-0.16%
Stock 12	$98.00	-2.00%	-2.00%	-0.10%
Stock 13	$104.50	4.50%	12.00%	0.60%
Stock 14	$101.80	1.80%	12.00%	0.60%
Stock 15	$96.00	-4.00%	-4.00%	-0.20%
Stock 16	$103.50	3.50%	12.00%	0.60%
Stock 17	$95.00	-5.00%	-5.00%	-0.25%
Stock 18	$97.00	-3.00%	-3.00%	-0.15%
Stock 19	$100.10	0.10%	12.00%	0.60%
Stock 20	$100.00	0.00%	12.00%	0.60%
Total =	5.09%

Contingent Interest Rate =	5.09%
Explanation for Example 1

As illustrated by Table 1, because 11 of the 20 basket stocks have zero or positive stock returns, ranging from 0.00% to 4.50%, and even though the other nine basket stocks have negative stock returns, ranging from  -1.80% to -5.00%, the contingent interest rate is 5.09% and the investor would receive a contingent interest payment on the interest payment date of $50.90 per $1,000 principal amount of notes.  Because the investor receives the fixed stock return for any stock return greater than or equal to 0.00% (e.g., Basket Stock 20), and the negative stock returns for the other basket stocks are relatively small and relatively few, the investor in this example receives a contingent interest payment on the applicable interest payment date.

August 2011	Page 5

Contingent Annual Interest Notes due August 31, 2016 Based on the Performance of a Basket of Twenty Stocks

Table 2: Worst case scenario; No contingent interest payment
Basket Stock	Current Stock Price	Stock Return	Stock Performance	Stock Performance x Stock Weighting
Stock 1	$115.00	15.00%	12.00%	0.60%
Stock 2	$110.20	10.20%	12.00%	0.60%
Stock 3	$80.00	-20.00%	-20.00%	-1.00%
Stock 4	$140.00	40.00%	12.00%	0.60%
Stock 5	$112.00	12.00%	12.00%	0.60%
Stock 6	$150.00	50.00%	12.00%	0.60%
Stock 7	$65.00	-35.00%	-20.00%	-1.00%
Stock 8	$110.00	10.00%	12.00%	0.60%
Stock 9	$80.00	-20.00%	-20.00%	-1.00%
Stock 10	$110.00	10.00%	12.00%	0.60%
Stock 11	$75.00	-25.00%	-20.00%	-1.00%
Stock 12	$120.00	20.00%	12.00%	0.60%
Stock 13	$50.00	-50.00%	-20.00%	-1.00%
Stock 14	$130.20	30.20%	12.00%	0.60%
Stock 15	$75.00	-25.00%	-20.00%	-1.00%
Stock 16	$80.00	-20.00%	-20.00%	-1.00%
Stock 17	$125.10	25.10%	12.00%	0.60%
Stock 18	$55.00	-45.00%	-20.00%	-1.00%
Stock 19	$115.00	15.00%	12.00%	0.60%
Stock 20	$112.00	12.00%	12.00%	0.60%
Total =	-0.80%

Contingent Interest Rate =	0.00%
Explanation for Example 2

As illustrated by Table 2, even though 12 of the 20 basket stocks have positive stock returns, ranging from 10.00% to 50.00%, because the other eight basket stocks have significant negative stock returns ranging from -20.00% to -50.00%, subject to the stock return floor, the weighted average stock performance is -0.80%.  Because the contingent interest rate may not be less than 0%, the contingent interest rate is 0% and the investor will receive no annual contingent interest payment.  For any basket stock, the positive contribution of such basket stock is limited to the hypothetical fixed stock return of 12%, no matter how great the actual positive stock return is, while the negative contribution of a badly performing basket stock may be as low as the stock return floor of -20%, which in absolute terms is greater than the fixed stock return.  Consequently, significant negative returns can have a disproportionate effect on the weighted average stock performance as calculated in accordance with the terms of the notes.  Even here when a majority of the basket stocks each has a significant positive return, the negative stock returns for the other basket stocks are sufficiently large so that the investor receives no contingent interest payment on the applicable interest payment date.

August 2011	Page 6

Contingent Annual Interest Notes due August 31, 2016 Based on the Performance of a Basket of Twenty Stocks

Table 3: Best case scenario; Maximum contingent interest payment
Basket Stock	Current Stock Price	Stock Return	Stock Performance	Stock Performance x Stock Weighting
Stock 1	$130.00	30.00%	12.00%	0.60%
Stock 2	$115.00	15.00%	12.00%	0.60%
Stock 3	$135.00	35.00%	12.00%	0.60%
Stock 4	$140.00	40.00%	12.00%	0.60%
Stock 5	$130.00	30.00%	12.00%	0.60%
Stock 6	$150.00	50.00%	12.00%	0.60%
Stock 7	$115.00	15.00%	12.00%	0.60%
Stock 8	$118.00	18.00%	12.00%	0.60%
Stock 9	$120.00	20.00%	12.00%	0.60%
Stock 10	$125.00	25.00%	12.00%	0.60%
Stock 11	$130.00	30.00%	12.00%	0.60%
Stock 12	$150.00	50.00%	12.00%	0.60%
Stock 13	$118.00	18.00%	12.00%	0.60%
Stock 14	$130.00	30.00%	12.00%	0.60%
Stock 15	$120.00	20.00%	12.00%	0.60%
Stock 16	$125.00	25.00%	12.00%	0.60%
Stock 17	$140.00	40.00%	12.00%	0.60%
Stock 18	$120.00	20.00%	12.00%	0.60%
Stock 19	$115.00	15.00%	12.00%	0.60%
Stock 20	$135.00	35.00%	12.00%	0.60%
Total =	12.00%

Contingent Interest Rate =	12.00%
Explanation for Example 3

As illustrated by Table 3, even though all 20 basket stocks have significant positive stock returns, ranging from 15.00% to 50.00%, because the contingent interest rate cannot be more than the hypothetical fixed stock return of 12.00%,  the contingent interest rate equals the hypothetical fixed stock return of 12.00% and the investor receives the maximum contingent interest payment on the applicable interest payment date of $120.00 per $1,000 principal amount of notes.  Even when all of the basket stocks have significant positive stock returns, the contingent interest payment is limited by the fixed stock return.

August 2011	Page 7

Contingent Annual Interest Notes due August 31, 2016 Based on the Performance of a Basket of Twenty Stocks

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley and have the terms described in the accompanying preliminary pricing supplement, the prospectus supplement and the prospectus.  The notes will pay a contingent interest rate dependent upon the weighted average performance of 20 common stocks.  On any valuation date, the stock performance of each of the common stock will equal (i) if the then current stock price of such common stock has remained the same or appreciated from the pricing date to such valuation date, a positive fixed stock return of 11% to 13% or (ii) if the then current stock price of such common stock has declined from the pricing date to such valuation date, a negative return of up to -20%, reflecting the percentage decrease in the share price of the basket stock, subject to the stock return floor of -20%.  Consequently, the notes will pay an annual contingent interest payment on any interest payment date only if there are a sufficient number of common stocks with a positive fixed stock return to more than offset the negative returns of any of the common stocks that have declined in value since the pricing date.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
August 26, 2011	August 31, 2011 (3 business days after the pricing date)	August 31, 2016, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Basket Stocks
Abbott Laboratories, Altria Group, Inc., Bristol-Myers Squibb Company, Consolidated Edison, Inc., Duke Energy Corporation,  FirstEnergy Corp., Frontier Communications Corporation, Johnson & Johnson, Kraft Foods Inc., Lockheed Martin Corporation, McDonald’s Corporation, Merck & Co., Inc., Pepco Holdings, Inc., Pfizer Inc., Pitney Bowes Inc., PPL Corporation, Sysco Corporation, TECO Energy, Inc., Verizon Communications Inc. and Windstream Corporation

For further information on each of the basket stocks, please see the sections of this document entitled “Basket Stock Overview” and “Basket Stocks, Public Information and Historical Information”.

Aggregate principal amount:	$
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note
Payment at maturity:	The payment due per note at maturity will be the stated principal amount and the applicable contingent interest payment relating to the final valuation date, if any.
Contingent interest payment:	On each interest payment date, we will pay with respect to each note a contingent interest payment, if any, equal to $1,000 times the contingent interest rate.
Contingent interest rate:	The sum of the products of (i) 5% and (ii) the stock performance of each basket stock on the applicable valuation date; provided that, the contingent interest rate will not be less than 0%.
Stock performance:
The stock performance for each basket stock, with respect to each valuation date, will be calculated as follows:
•      if the current stock price is greater than or equal to the initial stock price, a percentage equal to 11% to 13% (to be determined on the pricing date) (the “fixed stock return”).
•      if the current stock price is less than the initial stock price, a percentage equal to the greater of (A) the stock return and (B) -20% (the “stock return floor”)

Stock return:	(current stock price – initial stock price) / initial stock price
Payment at maturity:	The payment due per note at maturity will be the stated principal amount and the applicable contingent interest payment relating to the final valuation date, if any.
Contingent interest payment:	On each interest payment date, we will pay with respect to each note a contingent interest payment, if any, equal to $1,000 times the contingent interest rate.
Initial stock price:	For each basket stock, the closing price for such basket stock on the pricing date.
Current stock price:	For each basket stock, the closing price for such basket stock on the applicable valuation date times the adjustment factor for such basket stock on such date.
Adjustment factor:	With respect to each basket stock, 1.0 subject to adjustment in the event of certain corporate events affecting such basket stock.
Valuation dates:
August 28, 2012, August 28, 2013, August 27, 2014, August 26, 2015 and August 26, 2016.  We also refer to August 26, 2016 as the final valuation date.  Each valuation date is subject to postponement due to non-trading days and certain market disruption events

Interest payment dates:
August 31, 2012, August 31, 2013, August 31, 2014, August 31, 2015 and the maturity date; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Postponement of interest payment dates (including the maturity date):
If any valuation date is postponed due to a non-trading day or certain market disruption events so that it falls less than two business days prior to the relevant scheduled interest payment date (including the maturity date), the interest payment date (or the maturity date) will be the second business day following that valuation date as postponed, and no adjustment will be made to any interest payment made on that postponed date.

Risk factors:	Please see “Risk Factors” beginning on page 11.

August 2011	Page 8

Contingent Annual Interest Notes due August 31, 2016 Based on the Performance of a Basket of Twenty Stocks

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482WU4
ISIN:	US617482WU48
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:
The notes should be treated as “variable rate debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation ― Tax Consequences to U.S. Holders ― Notes ― Floating Rate Notes.”  Both U.S. and non-U.S. holders should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation.”

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

During the term of the notes, we, through our subsidiaries or others, expect to carry out hedging activities related to the notes, including trading in the basket stocks and in options contracts on the basket stocks, as well as in other instruments related to the basket stocks.  Some of our other subsidiaries also trade the basket stocks and other financial instruments related to the basket stocks on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could affect the prices of the basket stocks and, therefore, could increase the prices at which the basket stocks must close on any valuation date before an investor would receive a contingent interest payment.  Additionally, such hedging or trading activities during the term of the notes, including on any valuation date, could adversely affect the value of the basket stocks and the contingent interest rate on such valuation date and, accordingly, the amount of cash an investor will receive, if any, on the applicable interest payment date.  For further information on our use of proceeds and hedging, see “Description of Notes––Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of

August 2011	Page 9

Contingent Annual Interest Notes due August 31, 2016 Based on the Performance of a Basket of Twenty Stocks

securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Notes.

Because we may be considered a party in interest with respect to many plans, the Notes may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a plan or a plan asset entity, is not purchasing such securities on behalf of or with “plan assets” of any plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding or disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Notes to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Notes by the account, plan or annuity.

Client accounts over which Morgan Stanley or any of its subsidiaries have investment discretion are not permitted to purchase the Notes, either directly or indirectly.

Additional considerations:	Client accounts over which Morgan Stanley or any of its subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $       for each note they sell; provided that dealers selling to investors purchasing the notes in fee-based advisory accounts will receive a sales commission of $     per note.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
Investors may contact us at our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

August 2011	Page 10

Contingent Annual Interest Notes due August 31, 2016 Based on the Performance of a Basket of Twenty Stocks

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement and the accompanying prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the notes.

▪
The notes may not provide any interest payments.  The terms of the notes differ from those of ordinary debt securities in that they do not provide for regular payment of interest, but instead pay interest, if any, at a contingent interest rate that is based upon the weighted average performance of 20 common stocks.  On any valuation date, the stock performance of  each of common stock will equal (i) if the then current stock price of such common stock has remained the same or appreciated from the pricing date to such valuation date, a positive fixed stock return of 11% to 13% (to be determined on the pricing date) or (ii) if the then current stock price of such common stock has declined from the pricing date to such valuation date, a negative return of up to -20%, reflecting the percentage decrease in the share price of the basket stock, subject to the stock return floor of -20%.  Consequently, the notes will pay an annual contingent interest payment on any interest payment date only if there are a sufficient number of common stocks with a positive fixed stock return to more than offset the negative returns of any other common stocks that have declined in value since the pricing date.  It is possible that the sum of the negative returns could outweigh of the fixed stock  returns, if any, for extended periods of time or even throughout the term of the notes so that you will receive no contingent annual interest payments.  If you do not earn sufficient contingent interest payments over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪
The contingent interest payment is based only on the value of the basket stocks on the annual valuation date.  Whether the contingent interest payment will be paid on any interest payment date will be determined based on the closing price of the basket stocks on the applicable annual valuation date.  As a result, you will not know whether you will receive the contingent interest payment on any interest payment date until the current stock price is determined on such date.  Moreover, because the contingent interest payment is based solely on the stock return of the basket stocks on each annual valuation date, if the weighted average stock performance of the basket stocks on such valuation date is less than zero, you will receive no interest payment on the applicable interest payment date even if the weighted average stock performance of the basket stocks was greater than or equal to zero on other days prior to such valuation date.

▪
The interest payment is capped and thus the return on the notes is limited.  The appreciation potential of the notes is limited by the fixed stock return of 11% to 13%.  On each valuation date, even if the stock return of each basket stock is positive and greater than the fixed stock return, the contingent interest payment will not exceed the fixed stock return.  Consequently, your return on each interest payment date will be capped at the fixed stock return, regardless of the actual appreciation of the closing prices of the basket stocks from the pricing date to the relevant valuation date, which may be significant.  In addition, you will only receive interest at a rate equal to the fixed stock return on any interest payment date if closing price of every one of the 20 basket stocks has remained the same or appreciated since the pricing date on the applicable valuation date.

▪
The notes may not pay interest even if the closing price of the basket stocks appreciated from the valuation date of the previous year.  On each valuation date, the stock return measures the percentage change of the current stock price of each basket stock with respect to its initial stock price.  Accordingly, if, on the first valuation date, the current stock price of a basket stock has declined by 15% below its initial stock price but then subsequently increases by 10% from such decline by the second valuation date, the stock return of such basket stock would still be negative on the second valuation date.  On any valuation date, unless a sufficient number of basket stocks have a current stock price at or above their initial stock price to more than offset the negative stock returns of the other basket stocks that have declined since the pricing date, the notes will not pay any interest on such valuation date.  The contingent interest rate will not be less than 0%.

▪
The notes will not be listed and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS &

August 2011	Page 11

Contingent Annual Interest Notes due August 31, 2016 Based on the Performance of a Basket of Twenty Stocks

Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

▪
Market price of the notes may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

o	the market price and performance of each basket stock relative to its initial stock price at any time and, in particular, on the valuation dates;

o	the volatility (frequency and magnitude of changes in price) and dividend yield, if any, of each of the basket stocks;

o	interest and yield rates in the market;

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket stocks or stock markets generally and which may affect the current stock price of the basket stocks;

o	the time remaining until the notes mature;

o	the occurrence of certain events affecting a particular basket stock that may or may not require an adjustment to its adjustment factor; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the stated principal amount of $1,000 per notes if the closing prices of the basket stocks at the time of sale are at or below their closing prices on the pricing date, or if market interest rates rise.  You cannot predict the future performance of any of the basket stocks based on their historical performance.  There can be no assurance that any contingent interest payment will be paid on any interest payment date.

▪
The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes on each interest payment date and at maturity, and therefore, you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Changes in the value of one or more of the basket stocks may offset each other.  Price movements in the basket stocks may not correlate with each other.  At a time when the price of one or more basket stocks increase, the price of other basket stocks may decline in value.  Therefore, in calculating the contingent interest rate on each valuation date, increases in the prices of one or more basket stocks may be moderated, or wholly offset, by declines in the prices of one or more of the other basket stocks.  For further information on each of the basket stocks, including the historical closing prices for each of the basket stocks for each calendar quarter in the period from January 1, 2008 through July 22, 2011, please see the

August 2011	Page 12

Contingent Annual Interest Notes due August 31, 2016 Based on the Performance of a Basket of Twenty Stocks

section of this document entitled “Basket Stocks, Public Information and Historical Information.”  The historical performance of the 20 basket stocks cannot be taken as an indication of future performance of those basket stocks.  You cannot predict the future performance of any basket stock, the weighted average stock performance of the basket stocks, or whether increases in the value of any of the basket stocks will be offset by decreases in the value of other basket stocks, based on the historical information included in this pricing supplement.

Additionally, the stock performance of each basket stock contributes 5% to the overall contingent interest rate.  On any interest payment date, the positive contribution of any basket stock is limited to the fixed stock return of 11% to 13%, while a negative contribution of a basket stock may be as much as the stock return floor of -20%.  Consequently, negative stock returns may have a disproportionate effect on the contingent interest rate.  There is no assurance that the notes will pay a contingent interest payment on any interest payment date.

▪
Basket stock prices are volatile.  The trading prices of common stocks can be volatile.  Fluctuations in the trading prices of the basket stocks may result in a significant disparity between the prices of the basket stocks on any valuation date and the overall performance of the basket stocks over the term of the notes.

▪
Morgan Stanley is not affiliated with the issuers of the basket stocks.  We are not affiliated with any of the issuers of the basket stocks and the issuers of the basket stocks are not involved with this offering in any way.  Consequently, we have no ability to control the actions of the issuers of the basket stocks, including any corporate actions of the type that would require the calculation agent to adjust the adjustment factor of the basket stocks.  The issuers of the basket stocks have no obligation to consider your interests as an investor in the notes in taking any corporate actions that might affect the value of your notes.  None of the money you pay for the notes will go to the issuers of the basket stocks.

▪
Morgan Stanley may engage in business with or involving one or more of the issuers of the basket stocks without regard to your interests.  We or our affiliates may presently or from time to time engage in business with one or more of the issuers of the basket stocks without regard to your interests, including extending loans to, or making equity investments in, one or more of the issuers of the basket stocks or their affiliates or subsidiaries, or providing advisory services to one or more of the issuers of the basket stocks, such as merger and acquisition advisory services.  In the course of our business, we or our affiliates may acquire non-public information about one or more of the issuers of the basket stocks.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the basket stocks.  These research reports may or may not recommend that investors buy or hold the basket stocks. The basket was compiled independently of any research recommendations and may not be consistent with such recommendations.  Furthermore, the composition of the basket will not be affected by any change that we or our affiliates may make in our recommendations or decisions to begin or discontinue coverage of any of the issuers of the basket stocks in our research reports.

▪
You have no shareholder rights.  Investing in the notes is not equivalent to investing in the basket stocks.  As an investor in the notes, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to any basket stock.

▪
The current stock prices of the basket stocks may come to be based on the value of the common stock of companies other than the issuers of the basket stocks.  Following certain corporate events relating to a basket stock, such as a stock-for-stock merger where the basket stock is not the surviving entity, the stock performance that had been based on the original basket stock will instead be based on the closing price of the common stock of a successor corporation to the issuer of the basket stock.  Following certain other corporate events relating to a basket stock, such as a merger event where holders of the basket stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such basket stock, the value of such cash consideration will be reallocated to a replacement stock of a company in the same industry as such basket stock in lieu of, or in addition to such basket stock, in either case to calculate the stock performance for such basket stock.  We describe the specific corporate events that can lead to these adjustments and the procedures for selecting substitute basket stocks in the section of the accompanying pricing supplement called “Description of Notes—Antidilution Adjustments.”  You should read this section in order to understand these and other adjustments that may be made to your notes.

August 2011	Page 13

Contingent Annual Interest Notes due August 31, 2016 Based on the Performance of a Basket of Twenty Stocks

▪
The adjustments to the adjustment factor the calculation agent is required to make do not cover every corporate event that can affect the basket stocks.  MS & Co., as calculation agent, will adjust the adjustment factor for a basket stock for certain events affecting the basket stock, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of the basket stock, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the basket stocks.  For example, the calculation agent is not required to make any adjustments if the issuer of a basket stock or anyone else makes a partial tender or partial exchange offer for that basket stock.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the notes may be materially and adversely affected.  The determination by the calculation agent to adjust, or not to adjust, the adjustment factor may materially and adversely affect the market price of the notes.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  As calculation agent, MS & Co. will determine the closing prices of the basket stocks on the pricing date and the closing prices of the basket stocks on each valuation date, will calculate the contingent interest rate, will determine the adjustments to be made, if any, to the adjustment factor for a basket stock to reflect certain corporate and other events and whether a market disruption event has occurred and will determine the payment to you, if any, on each interest payment date.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and adjustments to the adjustment factor, may affect the payment, if any, you will receive on each interest payment date.  See the sections of the accompanying pricing supplement entitled “Description of Notes—Market Disruption Event” and “—Antidlution Adjustments.”

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes.  One or more of our subsidiaries have carried out, and will continue to carry out hedging activities related to the notes, including trading in the basket stocks and in options contracts on the basket stocks, as well as in other instruments related to the basket stocks.  Some of our other subsidiaries also trade the basket stocks and other financial instruments related to the basket stocks on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the prices of the basket stocks and, therefore, increased the prices at which the basket stocks must close on any valuation date before an investor would receive a contingent interest payment.  Additionally, such hedging or trading activities during the term of the notes, including on any valuation date, could adversely affect the value of the basket stocks and the contingent interest rate on such valuation date and, accordingly, the amount of cash an investor will receive, if any, on the applicable interest payment date.

August 2011	Page 14

Contingent Annual Interest Notes due August 31, 2016 Based on the Performance of a Basket of Twenty Stocks

Basket Stocks, Public Information and Historical Information

The following tables set forth the published high and low closing prices for each basket stock during 2008, 2009, 2010 and 2011 (through July 22, 2011).  We obtained the information in the tables below from Bloomberg Financial Markets without independent verification. The historical prices of the basket stocks should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the basket stocks on every valuation date.  The closing price of any basket stock may be lower on any valuation date than on the pricing date so that you receive no contingent interest payment on the applicable interest payment date.  We cannot give you any assurance that you will receive any contingent interest payment during the term of the notes.

Abbott Laboratories is a pharmaceutical company involved in the discovery, development, manufacture and sale of a line of health care products. Its Commission file number is 001-2189.			Altria Group, Inc. is a holding company whose wholly-owned subsidiaries are engaged in the manufacture and sale of cigarettes and other tobacco products. Its Commission file number is 001-8940.
Abbott Laboratories	High	Low	Altria Group, Inc.	High	Low
(CUSIP 002824100)			(CUSIP 02209S103)
2008			2008
First Quarter	60.50	50.60	First Quarter	24.43	21.58
Second Quarter	56.35	50.44	Second Quarter	22.77	20.00
Third Quarter	59.81	54.19	Third Quarter	21.71	19.35
Fourth Quarter	58.90	49.45	Fourth Quarter	20.55	14.45
2009			2009
First Quarter	57.25	44.47	First Quarter	17.27	14.62
Second Quarter	48.02	41.52	Second Quarter	17.39	16.11
Third Quarter	49.47	43.63	Third Quarter	18.59	16.30
Fourth Quarter	54.54	48.68	Fourth Quarter	20.37	17.47
2010			2010
First Quarter	56.24	52.51	First Quarter	20.82	19.37
Second Quarter	53.06	45.86	Second Quarter	21.70	19.57
Third Quarter	52.49	46.46	Third Quarter	24.25	20.24
Fourth Quarter	53.67	46.49	Fourth Quarter	26.15	23.78
2011			2011
First Quarter	49.07	45.16	First Quarter	26.11	23.51
Second Quarter	54.00	49.37	Second Quarter	28.06	25.94
Third Quarter (through July 22, 2011)	53.54	52.40	Third Quarter (through July 22, 2011)	27.02	26.36

Bristol-Myers Squibb Company is engaged in the discovery, development, licensing, manufacturing, marketing, distribution and sale of biopharmaceutical products. Its Commission file number is 001-1136.			Consolidated Edison, Inc. is a holding company for regulated utility and competitive energy companies. Its Commission file number is 001-14514.
Bristol-Myers Squibb Company	High	Low	Consolidated Edison, Inc.	High	Low
(CUSIP 110122108)			(CUSIP 209115104)
2008			2008
First Quarter	27.08	20.46	First Quarter	48.60	39.45
Second Quarter	23.35	19.57	Second Quarter	42.49	38.42
Third Quarter	22.54	19.85	Third Quarter	45.85	37.71
Fourth Quarter	23.25	17.26	Fourth Quarter	44.53	37.53
2009			2009
First Quarter	23.88	17.51	First Quarter	41.39	32.70
Second Quarter	21.97	19.15	Second Quarter	39.39	34.50
Third Quarter	22.95	19.37	Third Quarter	41.48	36.63
Fourth Quarter	25.96	21.77	Fourth Quarter	46.13	40.35
2010			2010
First Quarter	27.00	23.89	First Quarter	46.41	42.22
Second Quarter	26.95	22.44	Second Quarter	45.73	41.66
Third Quarter	27.93	24.65	Third Quarter	48.79	42.90
Fourth Quarter	27.51	25.24	Fourth Quarter	51.00	48.02
2011			2011
First Quarter	27.29	24.97	First Quarter	50.72	48.85
Second Quarter	29.33	26.46	Second Quarter	54.24	49.97
Third Quarter (through July 22, 2011)	29.56	28.66	Third Quarter (through July 22, 2011)	54.06	52.53

August 2011	Page 15

Contingent Annual Interest Notes due August 31, 2016 Based on the Performance of a Basket of Twenty Stocks

Duke Energy Corporation is an energy company primarily located in the Americas. Its Commission file number is 001-32853.			FirstEnergy Corp. is an energy and utility holding company. Its Commission file number is 333-21011.
Duke Energy Corporation	High	Low	FirstEnergy Corp.	High	Low
(CUSIP 26441C105)			(CUSIP 337932107)
2008			2008
First Quarter	20.47	17.12	First Quarter	77.84	67.37
Second Quarter	18.99	17.07	Second Quarter	82.52	71.22
Third Quarter	18.59	17.08	Third Quarter	83.21	63.08
Fourth Quarter	17.81	14.43	Fourth Quarter	64.99	45.45
2009			2009
First Quarter	15.77	11.81	First Quarter	52.96	35.79
Second Quarter	14.67	13.42	Second Quarter	42.95	36.47
Third Quarter	15.96	14.23	Third Quarter	47.76	37.19
Fourth Quarter	17.81	15.38	Fourth Quarter	47.49	41.64
2010			2010
First Quarter	17.09	16.15	First Quarter	47.03	38.57
Second Quarter	16.98	15.61	Second Quarter	39.87	34.03
Third Quarter	17.99	15.97	Third Quarter	38.81	34.60
Fourth Quarter	18.53	17.36	Fourth Quarter	39.67	35.11
2011			2011
First Quarter	18.44	17.58	First Quarter	40.62	36.25
Second Quarter	19.48	17.99	Second Quarter	45.54	36.76
Third Quarter (through July 22, 2011)	19.12	18.63	Third Quarter (through July 22, 2011)	44.66	42.88

Frontier Communications Corporation is a communications company providing services predominantly to rural areas and small and medium-sized towns and cities. Its Commission file number is 001-11001.			Johnson & Johnson is engaged in the research and development, manufacture and sale of a range of products in the health care field. Its Commission file number is 001-3215.
Frontier Communications Corporation	High	Low	Johnson & Johnson	High	Low
(CUSIP 35906A108)			(CUSIP 478160104)
2008			2008
First Quarter	12.52	10.16	First Quarter	68.31	61.33
Second Quarter	11.66	10.07	Second Quarter	68.26	63.57
Third Quarter	12.94	11.26	Third Quarter	72.22	64.64
Fourth Quarter	11.49	6.69	Fourth Quarter	67.79	55.33
2009			2009
First Quarter	8.81	5.39	First Quarter	60.65	46.60
Second Quarter	7.99	6.65	Second Quarter	56.96	50.65
Third Quarter	7.54	6.52	Third Quarter	61.79	55.98
Fourth Quarter	8.46	7.12	Fourth Quarter	64.96	58.93
2010			2010
First Quarter	7.96	7.31	First Quarter	65.36	62.37
Second Quarter	8.34	7.11	Second Quarter	66.03	58.00
Third Quarter	8.24	7.03	Third Quarter	62.43	57.02
Fourth Quarter	9.73	8.18	Fourth Quarter	64.76	61.55
2011			2011
First Quarter	9.77	7.87	First Quarter	63.35	57.66
Second Quarter	8.88	7.82	Second Quarter	67.29	59.46
Third Quarter (through July 22, 2011)	8.20	7.58	Third Quarter (through July 22, 2011)	67.92	66.24

August 2011	Page 16

Contingent Annual Interest Notes due August 31, 2016 Based on the Performance of a Basket of Twenty Stocks

Kraft Foods Inc. manufactures and markets packaged food products, including biscuits, confectionery, beverages, cheese, convenient meals and various packaged grocery products in approximately 170 countries.  Its Commission file number is 001-16483.

Lockheed Martin Corporation is a global security company that is principally engaged in the research, design, development, manufacture, integration, and sustainment of advanced technology systems and products.  Its Commission file number is 001-11437.

Kraft Foods Inc.	High	Low	Lockheed Martin Corporation	High	Low
(CUSIP 50075N104)			(CUSIP 539830109)
2008			2008
First Quarter	32.70	28.81	First Quarter	109.78	99.30
Second Quarter	32.82	28.39	Second Quarter	109.94	98.66
Third Quarter	34.97	28.40	Third Quarter	119.59	100.26
Fourth Quarter	33.54	24.87	Fourth Quarter	108.85	67.97
2009			2009
First Quarter	29.57	21.00	First Quarter	85.55	58.18
Second Quarter	27.04	22.05	Second Quarter	86.17	67.31
Third Quarter	28.81	25.70	Third Quarter	82.49	73.13
Fourth Quarter	27.64	25.95	Fourth Quarter	78.93	68.32
2010			2010
First Quarter	30.80	27.43	First Quarter	86.90	74.41
Second Quarter	31.07	28.00	Second Quarter	86.92	74.50
Third Quarter	31.95	27.82	Third Quarter	76.15	68.48
Fourth Quarter	32.47	30.19	Fourth Quarter	73.29	68.04
2011			2011
First Quarter	31.84	30.49	First Quarter	82.27	69.87
Second Quarter	35.23	31.49	Second Quarter	81.79	75.73
Third Quarter (through July 22, 2011)	35.93	35.18	Third Quarter (through July 22, 2011)	81.97	77.44

McDonald’s Corporation is company that franchises and operates McDonald’s restaurants. Its Commission file number is 001-5231.			Merck & Co., Inc. is a global health care company that provides prescription medicines, vaccines, biologic therapies, animal health, and consumer care products. Its Commission file number is 001-6571.
McDonald’s Corporation	High	Low	Merck & Co.	High	Low
(CUSIP 580135101)			(CUSIP 58933Y105)
2008			2008
First Quarter	58.17	50.75	First Quarter	60.55	37.95
Second Quarter	61.17	55.40	Second Quarter	41.71	34.68
Third Quarter	65.95	57.19	Third Quarter	38.45	30.34
Fourth Quarter	63.66	51.55	Fourth Quarter	32.09	23.56
2009			2009
First Quarter	63.75	50.86	First Quarter	31.00	20.99
Second Quarter	60.99	52.40	Second Quarter	27.96	22.97
Third Quarter	58.82	54.23	Third Quarter	32.95	26.45
Fourth Quarter	64.53	56.61	Fourth Quarter	38.00	30.67
2010			2010
First Quarter	67.35	61.45	First Quarter	41.03	36.20
Second Quarter	71.52	65.87	Second Quarter	37.71	31.82
Third Quarter	76.08	66.11	Third Quarter	37.34	34.22
Fourth Quarter	80.34	74.92	Fourth Quarter	37.42	34.10
2011			2011
First Quarter	76.73	72.67	First Quarter	37.35	31.08
Second Quarter	84.57	75.99	Second Quarter	37.58	33.07
Third Quarter (through July 22, 2011)	88.56	84.96	Third Quarter (through July 22, 2011)	36.31	35.49

August 2011	Page 17

Contingent Annual Interest Notes due August 31, 2016 Based on the Performance of a Basket of Twenty Stocks

Pepco Holdings, Inc. is a holding company that is engaged primarily in the transmission, distribution and default supply of electricity and, to a lesser extent, the distribution and supply of natural gas.  Its Commission file number is 001-31403.
			Pfizer Inc. is a research-based, global biopharmaceutical company. Its Commission file number is 001-3619.
Pepco Holdings, Inc.	High	Low	Pfizer Inc.	High	Low
(CUSIP 713291102)			(CUSIP 717081103)
2008			2008
First Quarter	29.17	24.20	First Quarter	24.08	20.50
Second Quarter	27.25	24.21	Second Quarter	21.51	17.17
Third Quarter	26.02	21.98	Third Quarter	19.97	17.17
Fourth Quarter	23.54	15.77	Fourth Quarter	19.00	14.45
2009			2009
First Quarter	18.59	10.32	First Quarter	18.27	11.66
Second Quarter	13.57	11.53	Second Quarter	15.34	13.04
Third Quarter	15.25	12.88	Third Quarter	16.86	14.20
Fourth Quarter	17.40	14.34	Fourth Quarter	18.85	16.15
2010			2010
First Quarter	17.57	15.91	First Quarter	20.00	16.91
Second Quarter	17.67	15.41	Second Quarter	17.29	14.26
Third Quarter	18.75	15.62	Third Quarter	17.43	14.14
Fourth Quarter	19.67	18.15	Fourth Quarter	17.80	16.30
2011			2011
First Quarter	19.04	17.93	First Quarter	20.38	17.68
Second Quarter	20.25	18.16	Second Quarter	21.45	19.79
Third Quarter (through July 22, 2011)	20.01	19.12	Third Quarter (through July 22, 2011)	20.78	19.64

Pitney Bowes Inc. is a provider of mail processing equipment and integrated mail solutions. Its Commission file number is 001-3579.			PPL Corporation is an energy and utility holding company. Its Commission file number is 001-11459.
Pitney Bowes Inc.	High	Low	PPL Corporation	High	Low
(CUSIP 724479100)			(CUSIP 69351T106)
2008			2008
First Quarter	38.22	34.06	First Quarter	55.16	45.07
Second Quarter	38.55	33.79	Second Quarter	53.67	46.94
Third Quarter	36.60	31.57	Third Quarter	53.03	34.98
Fourth Quarter	33.05	21.52	Fourth Quarter	37.84	28.69
2009			2009
First Quarter	27.11	17.77	First Quarter	33.21	24.46
Second Quarter	25.99	20.76	Second Quarter	34.34	27.83
Third Quarter	25.44	20.62	Third Quarter	33.98	28.59
Fourth Quarter	26.36	22.51	Fourth Quarter	32.98	29.16
2010			2010
First Quarter	24.68	20.92	First Quarter	32.61	27.58
Second Quarter	25.88	21.46	Second Quarter	28.64	24.24
Third Quarter	24.96	19.24	Third Quarter	27.85	25.20
Fourth Quarter	24.66	21.32	Fourth Quarter	27.93	25.19
2011			2011
First Quarter	26.07	23.73	First Quarter	26.91	24.35
Second Quarter	26.18	22.12	Second Quarter	28.28	25.56
Third Quarter (through July 22, 2011)	23.37	21.87	Third Quarter (through July 22, 2011)	28.09	27.54

August 2011	Page 18

Contingent Annual Interest Notes due August 31, 2016 Based on the Performance of a Basket of Twenty Stocks

Sysco Corporation is a distributor of food and related products primarily to the foodservice or food-away-from-home industry. Its Commission file number is 001-6544.			TECO Energy, Inc. is holding company for regulated utilities and other energy and mining businesses. Its Commission file number is 001-8180.
Sysco Corporation	High	Low	TECO Energy, Inc.	High	Low
(CUSIP 871829107)			(CUSIP 872375100)
2008			2008
First Quarter	30.48	27.48	First Quarter	17.55	14.88
Second Quarter	31.74	27.51	Second Quarter	21.96	16.01
Third Quarter	34.80	27.08	Third Quarter	21.55	15.42
Fourth Quarter	31.16	21.27	Fourth Quarter	15.92	10.72
2009			2009
First Quarter	24.67	19.45	First Quarter	12.73	8.60
Second Quarter	24.55	22.01	Second Quarter	12.20	10.43
Third Quarter	25.99	21.51	Third Quarter	14.43	11.27
Fourth Quarter	29.33	24.38	Fourth Quarter	16.61	13.59
2010			2010
First Quarter	29.72	27.00	First Quarter	16.49	14.69
Second Quarter	31.54	28.57	Second Quarter	17.27	14.85
Third Quarter	31.44	27.29	Third Quarter	17.48	15.00
Fourth Quarter	30.13	28.33	Fourth Quarter	17.90	16.68
2011			2011
First Quarter	30.50	27.45	First Quarter	18.76	17.60
Second Quarter	32.65	27.88	Second Quarter	19.60	18.28
Third Quarter (through July 22, 2011)	31.55	30.64	Third Quarter (through July 22, 2011)	19.35	18.61

Verizon Communications Inc. is provider of domestic wireless and wireline communication services. Its Commission file number is 001-8606.			Windstream Corporation is a communications and technology solutions provider. Its Commission file number is 001-32422.
Verizon Communications Inc.	High	Low	Windstream Corporation	High	Low
(CUSIP 92343V104)			(CUSIP 97381W104)
2008			2008
First Quarter	40.42	31.46	First Quarter	12.67	10.96
Second Quarter	36.99	32.03	Second Quarter	13.51	11.42
Third Quarter	33.49	28.61	Third Quarter	12.85	10.79
Fourth Quarter	31.98	23.43	Fourth Quarter	10.98	6.52
2009			2009
First Quarter	32.37	24.46	First Quarter	9.44	6.31
Second Quarter	30.86	26.92	Second Quarter	9.05	8.13
Third Quarter	30.19	26.74	Third Quarter	10.13	7.92
Fourth Quarter	31.52	26.76	Fourth Quarter	11.61	9.62
2010			2010
First Quarter	31.15	26.51	First Quarter	11.32	9.99
Second Quarter	29.40	25.16	Second Quarter	11.50	10.22
Third Quarter	32.86	26.28	Third Quarter	13.03	10.55
Fourth Quarter	35.78	31.90	Fourth Quarter	14.26	12.14
2011			2011
First Quarter	38.54	34.30	First Quarter	14.01	12.20
Second Quarter	38.61	35.12	Second Quarter	13.55	12.46
Third Quarter (through July 22, 2011)	37.82	36.71	Third Quarter (through July 22, 2011)	13.21	12.49

August 2011	Page 19